UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest reported event): September 8, 2009
COOPER INDUSTRIES PLC
(Exact Name of Registrant as Specified in Its Charter)

Ireland (State or Other Jurisdiction of Incorporation)	1-31330 (Commission File Number)	98-0632292 (IRS Employer Identification Number)
5 Fitzwilliam Square
Dublin 2, Ireland
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 713-209-8400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02. Unregistered Sales of Equity Securities
Item 3.03. Material Modification to Rights of Security Holders
Item 5.01. Changes in Control of Registrant
Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01. Other Events
COMPLETION OF THE TRANSACTION
DESCRIPTION OF COOPER INDUSTRIES PLC SHARES
IRISH TAX CONSIDERATIONS
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-3.1
EX-3.2
EX-4.1
EX-4.2
EX-4.3
EX-4.4
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
Supplemental Indentures
     On September 8, 2009, Cooper Industries, LLC, Cooper Industries, Ltd., Cooper Industries plc and The Bank of New York Mellon Trust Company, N.A., as Trustee, entered into the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) to the Indenture, dated as of January 15, 1990 (as amended and supplemented prior to the date of the Fifth Supplemental Indenture, the “1990 Indenture”), by and among Cooper Industries, LLC, Cooper Industries, Ltd. and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which Cooper Industries plc guaranteed the obligations of Cooper Industries, LLC under the 1990 Indenture. The Fifth Supplemental Indenture is filed herewith as Exhibit 4.2 and incorporated into this Item 1.01 by reference, and the foregoing summary of the Fifth Supplemental Indenture is qualified in its entirety by reference to Exhibit 4.2.
     On September 8, 2009, Cooper US, Inc., Cooper Industries, Ltd., the Guarantors (as defined therein) (other than Cooper Industries, Ltd.), Cooper Industries plc and The Bank of New York Mellon Trust Company, N.A., as Trustee, entered into the First Supplemental Indenture (the “First Supplemental Indenture”) to the Indenture, dated as of November 8, 2005 (the “2005 Indenture”), by and among Cooper US, Inc., Cooper Industries, Ltd., the Guarantors (as defined therein) (other than Cooper Industries, Ltd.) and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which Cooper Industries plc guaranteed the obligations of Cooper US, Inc. under the 2005 Indenture. The First Supplemental Indenture is filed herewith as Exhibit 4.3 and incorporated into this Item 1.01 by reference, and the foregoing summary of the First Supplemental Indenture is qualified in its entirety by reference to Exhibit 4.3.
     On September 8, 2009, Cooper US, Inc., Cooper Industries, Ltd., the Guarantors (as defined therein) (other than Cooper Industries, Ltd.), Cooper Industries plc and Deutsche Bank Trust Company Americas, as Trustee, entered into the Third Supplemental Indenture (the “Third Supplemental Indenture”) to the Indenture, dated as of June 18, 2007 (as amended and supplemented prior to the date of the Third Supplemental Indenture, the “2007 Indenture”), by and among Cooper US, Inc., Cooper Industries, Ltd., the Guarantors (as defined therein) (other than Cooper Industries, Ltd.) and Deutsche Bank Trust Company Americas, as Trustee, pursuant to which Cooper Industries plc guaranteed the obligations of Cooper US, Inc. under the 2007 Indenture. The Third Supplemental Indenture is filed herewith as Exhibit 4.4 and incorporated into this Item 1.01 by reference, and the foregoing summary of the Third Supplemental Indenture is qualified in its entirety by reference to Exhibit 4.4.
Indemnification Agreements
     The information under the heading “Indemnification Agreements” in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.
Assumption of Employee Share Plans and Awards
     On September 8, 2009, Cooper Industries plc entered into Deed Polls of Assumption (collectively, the “Deed Polls”) pursuant to which Cooper Industries plc assumed, effective as of the Transaction Time, certain equity incentive plans and other similar employee award plans of the Cooper Industries group (collectively, the “Plans”), including all awards issued thereunder. The Deed Polls provide that Cooper Industries plc will undertake and discharge all of the rights and obligations previously discharged by Cooper Industries, Ltd. under the Plans and exercise all of the powers previously exercised by Cooper Industries, Ltd. pursuant to the terms of the Plans. A copy of each Deed Poll is filed herewith as Exhibits 10.8 through 10.11 and incorporated into this Item 1.01 by reference, and the foregoing summary of the Deed Polls is qualified in its entirety by reference to Exhibits 10.8 through 10.11.
Second Amended and Restated Rights Agreement
     In connection with the Transaction (as defined in Item 8.01 of this Current Report on Form 8-K), Cooper Industries plc and Cooper Industries, Ltd. entered into a Second Amended and Restated Rights Agreement, dated as of September 8, 2009, executed as a Deed Poll, with Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The Class A common shareholders of Cooper Industries, Ltd. approved the Transaction at a special meeting of shareholders held on August 31, 2009. The Rights Agreement further amends and restates the Amended and Restated Rights Agreement, dated as of August 3, 2007, between Cooper Industries, Ltd. and Computershare Trust Company, N.A. (the “Old Agreement”). Pursuant to the Rights Agreement, the preferred share purchase rights associated with the Cooper Industries, Ltd. Class A common shares (the “Old Rights”) were replaced with newly issued preferred share purchase rights associated with the Cooper Industries plc ordinary shares (the “Rights”). The content of the Rights Agreement is substantially similar to that of the Old Agreement.
     Summary of the Rights. One Right was issued in respect of each Ordinary Share outstanding as of immediately after the Transaction Time (as defined in Item 8.01 of this Current Report on Form 8-K), and one Right (subject to adjustment as provided for in the Rights Agreement) will be issued in respect of each Ordinary Share issued after that time but prior to the earlier of the Distribution Date or the Expiration Date (each as defined below). Each Right initially represents the right to purchase, at an exercise price of $600, one one-hundredth of a Series A Participating Preferred Share, par value US$.01 per share (each, a “Preferred Share”), of Cooper Industries plc, upon the terms and subject to the conditions of the Rights Agreement. Cooper Industries plc is not required to issue fractions of Preferred Shares.
     The Rights are initially attached to all outstanding ordinary share certificates (which includes, for purposes of the Rights Agreement, book-entry interests in respect of any uncertificated ordinary shares) and no separate Rights Certificates will be distributed until a Distribution Date occurs. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the ordinary shares and a “Distribution Date” will occur upon the earlier of: (i) the close of business of the 10th business day after the first date of public announcement by Cooper Industries plc or an Acquiring Person (as defined below) that a person has become an Acquiring Person (such date, the “Stock Acquisition Date”) and (ii) the close of business of the 10th business day (or such later date as the board shall determine) after the date that a tender, exchange or takeover offer by any person (other than Cooper Industries plc, any subsidiary of Cooper Industries plc, any employee benefit plan of Cooper Industries plc or of any subsidiary of Cooper Industries plc, or any person or entity organized, appointed or established by Cooper Industries plc for or pursuant to the terms of any such plan) is first published, sent or given, if upon completion of the tender, exchange or takeover offer such person would be the beneficial owner of 15% or more of the ordinary shares then outstanding.
     An “Acquiring Person” is defined in the Rights Agreement to mean any person who or which, together with all affiliates and associates, has beneficial ownership of 15% or more of the ordinary shares then outstanding. The term does not include Cooper Industries plc, any subsidiary of Cooper Industries plc, any employee benefit plan of Cooper Industries plc or of any subsidiary of Cooper Industries plc or any person established by Cooper Industries plc for or pursuant to the terms of any such plan. The term also excludes any person who becomes an Acquiring Person solely as a result of a reduction in the number of ordinary shares outstanding due to the repurchase of ordinary shares by Cooper Industries plc, unless and until such person purchases (or otherwise gains beneficial ownership of) additional ordinary shares that constitute 1% or more of ordinary shares then outstanding.
     Until the earlier of the Distribution Date or the Expiration Date, the Rights will be transferable only in connection with the transfer of the underlying ordinary shares and the registered holders of ordinary shares will also be the registered holders of the associated Rights.
     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the “Rights Certificates”) will be sent by the Rights Agent, via first-class, insured, postage-prepaid mail, to each record holder of ordinary shares as of the of the close of business on the Distribution Date. Subject to the provisions of the Rights Agreement, the Rights Certificates, whenever distributed, will entitle the holders to purchase the number of one one-hundredths of a Preferred Share as is set forth therein at the price set forth therein (but the amount and type of securities purchasable upon the exercise of each Rights and the Purchase Price will be subject to adjustment as provided for in the Rights Agreement). Any Rights Certificates that represent Rights beneficially owned by an Acquiring Person or its associates and affiliates, or by certain transferees of Acquiring Persons or their associates and affiliates, will also contain a legend indicating that the Rights represented by the Rights Certificate were associated with an Acquiring Person and may become null and void pursuant to certain circumstances.
     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Cooper Industries plc, including the right to vote, to receive dividends or to receive notice of meetings or other actions affecting shareholders.
     Adjustment of Purchase Price and Number of Rights. The Purchase Price payable, and the number of one one-hundredths of a Preferred Share issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, consolidation or reclassification of, the Preferred Shares, (ii) if holders of the Preferred Shares are granted certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). No adjustment to the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. In lieu of adjusting the Purchase Price, Cooper Industries plc may instead adjust the number of Rights outstanding.

     In the event that, prior to the Distribution Date, there is any (i) dividend on the ordinary shares payable in ordinary shares, (ii) subdivision of the ordinary shares or (iii) consolidation of the ordinary shares into a smaller number of shares, the number of Rights associated with each ordinary share will be proportionately adjusted so that the number of Rights outstanding after any such event will equal the number of Rights outstanding prior to such event.
     Preferred Share Provisions. Each one one-hundredth of a Preferred Share, if issued: will not be redeemable; will entitle its holder to quarterly dividend payments of $.10, or an amount equal to the dividend paid on one ordinary share, whichever is greater; will entitle its holder upon liquidation either to receive $1.00 or an amount equal to the payment made on one ordinary share, whichever is greater; and will have the same voting power as one ordinary share. The value of one one-hundredth of a Preferred Share should approximate the value of one ordinary share.
     Exercise of Rights and “Flip-In” Provision. The Rights will become exercisable at any time after the Distribution Date. A holder of any Rights Certificate may exercise his or her Rights, in whole or in part, by payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a Preferred Share as to which such holder is exercising his or her Rights. Such exercise must take place at or prior to the earlier of (i) the close of business on August 1, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed by Cooper Industries plc pursuant to the terms of the Rights Agreement or (iii) the time at which the rights are exchanged for ordinary shares or Preferred Shares pursuant to the terms of the Rights Agreement (the earlier of (i), (ii) and (iii) above is referred to as the “Expiration Date”). Notwithstanding the above, any Rights owned by an Acquiring Person or its associates and affiliates, or by certain transferees of Acquiring Persons or their associates and affiliates, will become null and void from and after the time that any person becomes an Acquiring Person (subject to certain exceptions).
     In lieu of being exercisable to purchase a number of one one-hundredths of a Preferred Share, upon such time as any person becomes an Acquiring Person (subject to certain exceptions, including an acquisition pursuant to a Qualifying Offer (as defined below)), each Right will entitle the holder to receive, upon payment of the Purchase Price, ordinary shares (or, in certain circumstances, cash, property or other securities of Cooper Industries plc) having a value equal to two times the Purchase Price. For example, at an exercise price of $600 per Right, each Right that has not become null and void (by virtue of its ownership by an Acquiring Person or certain parties related to an Acquiring Person) would entitle its holder to purchase $1,200 worth of ordinary shares for $600. Assuming each ordinary share had a market value of $60 at such time, the holder of each valid Right would be entitled to purchase 200 ordinary shares (instead of 100 ordinary shares) for $600.
     A “Qualifying Offer” is defined in the Rights Agreement to mean an acquisition of ordinary shares pursuant to a tender, exchange or takeover offer for all outstanding ordinary shares at a price and on terms determined by at least two-thirds of the Continuing Directors to be in the best interests of Cooper Industries plc and its shareholders. A “Continuing Director” is defined in the Rights Agreement to mean (i) any member of the board, while such person is a member of the board, who is not an Acquiring Person or its affiliate or associate, or a representative of an Acquiring Person or its affiliates or associates, and who was a member of the board on the

Record Date or (ii) any person who subsequently becomes a member of the board, while such person is a member of the board, who is not an Acquiring Person or its affiliate or associate, or a representative of an Acquiring Person or its affiliates or associates, if such person’s nomination for election or election to the board is recommended or approved by a majority of the Continuing Directors.
     Exchange of Rights for Ordinary Shares. At any time after a person becomes an Acquiring Person (unless such person has beneficial ownership of 50% or more of the ordinary shares outstanding), the board may exchange all or part of the outstanding and exercisable Rights (other than Rights that have become null and void) at an exchange ratio of one ordinary share per Right (as adjusted pursuant to the terms of the Rights Agreement, the “Exchange Ratio”).
     In addition, at any time that the board is permitted to exchange Rights for ordinary shares, the board may elect to adjust the terms of the Rights such that each holder of a Right (other than Rights that have become null and void) shall thereafter have the right to receive, upon exercise thereof, in lieu of any other securities, a number of ordinary shares per Right equal to the Exchange Ratio at a price per ordinary share equal to the nominal value thereof.
     In certain circumstances the board may substitute cash or Preferred Shares for the ordinary shares to be issued upon such exchange or exercise of the Rights.
     “Flip-Over” Provision. In the event that following a Stock Acquisition Date (i) Cooper Industries plc engages in a merger, scheme of arrangement or other business combination transaction in which Cooper Industries plc is not the surviving corporation, (ii) Cooper Industries plc engages in a merger, scheme of arrangement or other business combination transaction in which Cooper Industries plc is the surviving corporation and all or part of the ordinary shares of Cooper Industries plc are changed or exchanged for shares or other securities of any other person or any other property or (iii) Cooper Industries plc sells or otherwise transfers more than 50% of its assets or earning power, then each holder of a Right (except for holders of Rights that have become null and void) will have the right to receive, upon exercise of the Right, ordinary shares of the Principal Party (as defined below) having a value equal to two times the Purchase Price.
     A “Principal Party” is defined in the Rights Agreement to mean, (a) in the case of a merger, scheme of arrangement or other business combination transaction described in (i) or (ii) in the above paragraph, the person who is the issuer of any securities into which ordinary shares of Cooper Industries plc are converted in the merger, scheme of arrangement or business combination transaction, or, if no securities are issued, the person that is the other party to the merger, scheme of arrangement or business combination transaction and (b) in the case of a transaction described in (iii) in the above paragraph, the person who receives the greatest portion of the assets or earning power transferred in such transaction.
     Redemption of Rights by the Board. At any time prior to the earlier of (i) the time any person becomes an Acquiring Person and (ii) the Final Expiration Date, the board may redeem the Rights in whole, but not in part, at a redemption price of US$.01 per Right (payable in cash, ordinary shares or other form of consideration). Immediately upon the action of the board ordering such redemption, the right to exercise the Rights will terminate. The redemption price may be adjusted to reflect any stock split, stock dividend or similar transaction.

     Amendment of the Rights Agreement. Prior to the Distribution Date, and subject to the restriction in the following paragraph, any provision of the Rights Agreement may be supplemented or amended by Cooper Industries plc without the approval of any holders of certificates representing ordinary shares. Without limiting the foregoing, Cooper Industries plc may also, at any time prior to the time any person becomes an Acquiring Person, lower the acquiror ownership threshold at which dilution is triggered to not less than 10%. After the Distribution Date, the Rights Agreement may be amended by Cooper Industries plc without the approval of holders of Rights Certificates in order to (i) cure any ambiguity, (ii) correct or supplement defective or inconsistent provisions, (iii) shorten or lengthen any time period or (iv) make changes that do not adversely affect the interests of holders of Rights Certificates (other than the interests of an Acquiring Person or its affiliates or associates), except that Cooper Industries plc may not make any amendment pursuant to (iii) to lengthen (A) a time period relating to when the Rights may be redeemed at a time when the Rights are not redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights and benefits of the holders of the Rights.
     No supplement or amendment may be made which changes the redemption price of the Rights, the Final Expiration Date, the Purchase Price or the number of one one-hundredths of a Preferred Share for which a Right is exercisable, except that the board may increase the Purchase Price or extend the Final Expiration Date at any time prior to (i) a Stock Acquisition Date or (ii) the date of publication of a tender, exchange or takeover offer by any person for 15% of more of the outstanding ordinary shares.
     Notwithstanding the above, Cooper Industries plc may supplement or amend the Rights Agreement at any time without the approval of any holders of certificates representing ordinary shares or of any holders of Rights Certificates in order to conform the provisions of the Rights Agreement to applicable law.
     The Rights Agreement is filed herewith as Exhibit 4.1 and incorporated into this Item 1.01 by reference, and the foregoing summary of the Rights Agreement is qualified in its entirety by reference to Exhibit 4.1.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information under the heading “Debt Arrangements” in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.
Item 3.03. Material Modification to Rights of Security Holders.
     The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

     In connection with the Transaction, Cooper Industries plc adopted its memorandum and articles of association. The description of the rights of holders of Cooper Industries plc ordinary shares and comparison thereof to the rights of holders of Cooper Industries, Ltd. Class A common shares included under the headings “Description of Cooper Industries plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” in Cooper Industries, Ltd.’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2009 (the “Transaction Proxy Statement”) are incorporated into this Item 3.03 by reference. Copies of Cooper Industries plc’s memorandum and articles of association are filed herewith as Exhibit 3.1 and incorporated into this Item 3.03 by reference, and the foregoing information is qualified in its entirety by reference to Exhibit 3.1.
Item 5.01. Changes in Control of Registrant.
     The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.
Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Directors and Officers
     In connection with the Transaction, the directors and executive officers of Cooper Industries, Ltd. immediately prior to the completion of the Transaction became the directors and executive officers of Cooper Industries plc. Cooper Industries plc’s directors are divided into three classes, designated Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. The initial division of the board of Cooper Industries plc into classes was the same as the classes for the directors of Cooper Industries, Ltd immediately prior to the completion of the Transaction. The term of the initial Class I directors shall terminate on the date of the 2010 annual general meeting; the term of the initial Class II directors shall terminate on the date of the 2011 annual general meeting; and the term of the initial Class III directors shall terminate on the date of the 2012 annual general meeting. At each annual general meeting of members beginning in 2010, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. In addition, in connection with the Transaction, Cooper Industries plc replicated the committees that previously were in place for Cooper Industries, Ltd., which include an Audit Committee, a Management Development & Compensation Committee, a Committee on Nominations and Corporate Governance and an Executive Committee.
Indemnification Agreements
     In connection with the Transaction, Cooper Industries, Ltd. and Cooper Industries plc are entering into deeds of indemnification substantially in the form filed herewith as Exhibit 10.1 with each of the directors of Cooper Industries plc and its Secretary (the “Director and Secretary indemnification agreements”) that provide that Cooper Industries, Ltd. will indemnify the indemnitee to the fullest extent permitted by law against claims related to the indemnitee’s service to Cooper Industries plc (or to Cooper Industries, Ltd. prior to the Transaction Time), except for claims relating to actions by the indemnitee that are determined by a court to constitute fraud or dishonesty in the performance of his or her duties to Cooper Industries plc or, prior to the Transaction Time, to Cooper Industries, Ltd. The Director and Secretary indemnification agreements also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be paid promptly as they are incurred, provided that the indemnitee must repay any such expense advance to the extent that the indemnitee is adjudged by the High Court of Ireland or the court in which such action was brought to be liable for fraud or dishonesty in the performance of his or her duties to Cooper Industries plc or, prior to the Transaction Time, to Cooper Industries, Ltd. Prior to seeking an indemnification payment or expense advance under the Director and Secretary indemnification agreement, the indemnitee shall seek an indemnification payment or expense advance under any applicable insurance policy and shall request that Cooper Industries plc consider in its discretion whether to make such indemnification payment or expense advance. In the event an indemnification payment or expense advance is not received pursuant to an insurance policy, or from Cooper Industries plc, within 60 calendar days of the later of the indemnitee’s request of the insurer and his or her request of Cooper Industries plc, the indemnitee shall be entitled to receive such indemnification payment or expense advancement from Cooper Industries, Ltd. pursuant to the terms of the Director and Secretary indemnification agreement. In the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows Cooper Industries plc to indemnify the indemnitee under its articles of association as then in effect, Cooper Industries plc will provide such indemnification to the indemnitee and will reimburse Cooper Industries, Ltd. for any indemnification or expense advance previously made by Cooper Industries, Ltd. in connection with such claim. A copy of the form of Director and Secretary indemnification agreement is filed herewith as Exhibit 10.1 and incorporated into this Item 5.02 by reference, and the foregoing summary of the Director and Secretary indemnification agreements is qualified in its entirety by reference to Exhibit 10.1.
     In connection with the Transaction, Cooper Industries, Ltd. and Cooper Industries plc are entering into deeds of indemnification substantially in the form filed herewith as Exhibit 10.2 with each of the executives of Cooper Industries plc (other than the directors and Secretary) (the “Officer indemnification agreements”) that provide that Cooper Industries plc will indemnify the indemnitee to the fullest extent permitted by law against claims related to the indemnitee’s service to Cooper Industries plc (or to Cooper Industries, Ltd. prior to the Transaction Time), except for claims relating to actions by the indemnitee that are determined by a court to constitute fraud or dishonesty in the performance of his or her duties to Cooper Industries plc or, prior to the Transaction Time, to Cooper Industries, Ltd. The Officer indemnification agreements also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be paid promptly as they are incurred, provided that the indemnitee must repay any such expense advance to the extent that the indemnitee is adjudged by the High Court of Ireland or the court in which such action was brought to be liable for fraud or dishonesty in the performance of his or her duties to Cooper Industries plc or, prior to the Transaction Time, to Cooper Industries, Ltd. A copy of the form of Officer indemnification agreement is filed herewith as Exhibit 10.2 and incorporated into this Item 5.02 by reference, and the foregoing summary of the Officer indemnification agreements is qualified in its entirety by reference to Exhibit 10.2.
Employee Share Plans and Awards

     In connection with the Transaction, effective as of the Transaction Time, Cooper Industries plc assumed the existing obligations of Cooper Industries, Ltd. under the Plans, including all awards issued thereunder. Furthermore, the Plans have been amended to provide (1) that shares of Cooper Industries plc will be issued, held available or used to measure benefits as appropriate under the Plans, in lieu of shares of Cooper Industries, Ltd., including upon exercise of any options or upon the vesting of restricted stock units or performance share awards issued under those Plans; and (2) for the appropriate substitution of Cooper Industries plc for Cooper Industries, Ltd. in those Plans. A copy of each Plan as so amended is filed herewith as Exhibits 10.3 through 10.7 and incorporated into this Item 5.02 by reference, and the foregoing summary of the amended Plans is qualified in its entirety by reference to Exhibits 10.3 through 10.7.
Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 5.03 by reference.
     In connection with the Transaction, Cooper Industries plc adopted its memorandum and articles of association. The description of the terms of Cooper Industries plc’s memorandum and articles of association and comparison thereof to the terms of Cooper Industries, Ltd.’s memorandum of association and bye-laws included under the headings “Description of Cooper Industries plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” in the Transaction Proxy Statement are incorporated into this Item 5.03 by reference. Copies of Cooper Industries plc’s memorandum and articles of association are filed herewith as Exhibit 3.1 and incorporated into this Item 5.03 by reference, and the foregoing information is qualified in its entirety by reference to Exhibit 3.1.
Item 8.01. Other Events.
COMPLETION OF THE TRANSACTION
     On September 4, 2009, Cooper Industries, Ltd. received approval from the Supreme Court of Bermuda of a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”) that effected a transaction (the “Transaction”) that resulted in the holders of Class A common shares of Cooper Industries, Ltd., other than wholly owned subsidiaries of Cooper Industries, Ltd. that held Class A common shares (the “Class A Public Shareholders”), becoming ordinary shareholders of Cooper Industries plc and Cooper Industries, Ltd. becoming a wholly owned subsidiary of Cooper Industries plc. The Scheme of Arrangement became effective upon the filing of the court order sanctioning the Scheme of Arrangement with the Bermuda Registrar of Companies on September 8, 2009.
     At 7:30 p.m., Eastern Time, on September 8, 2009 (the “Transaction Time”), the following steps occurred effectively simultaneously:
1.	all previously outstanding whole Class A common shares of Cooper Industries, Ltd. held by the Class A Public Shareholders were cancelled (there were no fractional Class A common shares of Cooper Industries, Ltd. held of record at that time);

2.	Cooper Industries, Ltd. issued 166,812,049 Class A common shares to Cooper Industries plc;

3.	Cooper Industries plc issued ordinary shares on a one-for-one basis to the holders of whole Cooper Industries, Ltd. Class A common shares that were cancelled, resulting in the issuance of 166,812,049 ordinary shares in the aggregate; and

4.	all previously outstanding ordinary shares of Cooper Industries plc, which prior to the Transaction Time were held by Cooper Industries, Ltd. and its nominees, were acquired by Cooper Industries plc and cancelled for no consideration, in accordance with a resolution passed by Cooper Industries, Ltd. and such nominees.
     Prior to the Transaction, the Cooper Industries, Ltd. Class A common shares and the associated Old Rights were listed on the New York Stock Exchange (the “NYSE”) under the symbol “CBE” and registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the Transaction, Cooper Industries, Ltd. requested that the NYSE file with the SEC an application on Form 25 to strike the Cooper Industries, Ltd. Class A common shares and associated Old Rights from listing on the NYSE and from registration under Section 12(b) of the Exchange Act. Cooper Industries, Ltd. expects to file a Form 15 with the SEC to terminate any of its remaining reporting obligations under the Exchange Act with respect to its Class A common shares and associated Old Rights.
     The Cooper Industries plc ordinary shares and the associated Rights are deemed registered under Section 12(b) of the Exchange Act pursuant to Rule 12g-3(a) under the Exchange Act. The Cooper Industries plc ordinary shares and associated Rights began trading on the NYSE under the symbol “CBE,” the same symbol under which the Cooper Industries, Ltd. Class A common shares and associated Old Rights previously traded, on September 9, 2009.
     The issuance of ordinary shares by Cooper Industries plc in the Transaction was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), under Section 3(a)(10) of the Securities Act.
     Under Irish law, Cooper Industries plc requires “distributable reserves” in its unconsolidated balance sheet prepared in accordance with the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”) to enable it to make distributions (including the payment of cash dividends) to its shareholders, or to redeem or buy back shares. Immediately following implementation of the Transaction, the unconsolidated balance sheet of Cooper Industries plc did not contain any distributable reserves. We are seeking to create distributable reserves, which requires the approval of the Irish High Court. Such approval is expected to be obtained within six weeks of the consummation of the Transaction.
     On September 9, 2009, Cooper Industries plc issued a press release announcing the completion of the Transaction. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.
     Set forth below is a description of the share capital of Cooper Industries plc and a discussion of certain Irish tax considerations. For purposes of the following, references to “we,” “our,” “Cooper Industries” or the “Company” refer to Cooper Industries plc.

DESCRIPTION OF COOPER INDUSTRIES PLC SHARES
     The following description of Cooper Industries plc’s share capital is a summary. This summary is not complete and is qualified in its entirety by reference to Cooper Industries plc’s memorandum and articles of association, copies of which are filed herewith as Exhibit 3.1 and incorporated into this Item 8.01 by reference. We encourage you to read those documents carefully.
Capitalization
     Authorized Share Capital. The authorized share capital of Cooper Industries plc is €40,000 and $7,600,000, divided into 40,000 ordinary shares with a par value of €1 per share, 750,000,000 ordinary shares, par value $0.01 per share and 10,000,000 preferred shares, par value $0.01 per share, which preferred shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors. As discussed above under the heading “Second Amended and Restated Rights Agreement” in Item 1.01 of this Current Report on Form 8-K, 2,500,000 preferred shares have been designated as Preferred Shares. The authorized share capital includes 40,000 ordinary shares with a par value of €1 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.
     Cooper Industries plc may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association. Pursuant to the Transaction, Cooper Industries plc issued approximately 167,000,000 ordinary shares. This means that Cooper Industries plc is able to issue further shares comprised of approximately 583,000,000 ordinary shares, par value of $0.01 per share, and 10,000,000 preferred shares, par value $0.01 per share (as well as 40,000 ordinary shares, par value €1 per share). In connection with the Transaction, Cooper Industries plc also assumed Cooper Industries, Ltd.’s previously existing obligations to deliver shares under equity incentive plans and other similar employee awards pursuant to the terms thereof.
     As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. On a poll, an “ordinary resolution” requires a majority of the total number of votes of the shares of Cooper Industries plc present in person or represented by proxy and entitled to vote at the meeting convened to consider the matter. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Cooper Industries plc authorize the board of directors of Cooper Industries plc to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of Cooper Industries plc’s incorporation.
     The authorized share capital may be increased by way of an ordinary resolution of Cooper Industries plc’s shareholders.

     The rights and restrictions to which the ordinary shares are subject are prescribed in Cooper Industries plc’s articles of association. Cooper Industries plc’s articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Cooper Industries plc. Preferred shares may be preferred as to dividends, rights upon the dissolution of, or upon any distribution of the assets of, Cooper Industries plc, or voting in such manner as the directors of Cooper Industries plc may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Cooper Industries plc, or both, and may be convertible into or exchangeable for shares of any other class or classes, or of any other series, of Cooper Industries plc, depending on the terms of such preferred shares. The Company may also convert any of its shares into redeemable shares subject to a member being able to notify the Company of his or her unwillingness to have his or her shares so converted at any time prior to the date of conversion.
     Irish law does not recognize fractional shares held of record; accordingly, Cooper Industries plc’s articles of association do not provide for the issuance of fractional shares of Cooper Industries plc, and the official Irish register of Cooper Industries plc will not reflect any fractional shares. Whenever as a result of an alteration or reorganization of the share capital of Cooper Industries plc any shareholder would become entitled to fractions of a share, the directors may, on behalf of those shareholders, sell the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those shareholders. This ability of the directors of Cooper Industries plc to dispose of fractional shares is required in order to comply with the Irish law prohibition on fractional shares held of record.
     Issued Share Capital. Immediately prior to the Transaction, the issued share capital of Cooper Industries plc was €40,000, comprised of 40,000 ordinary shares with a par value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by Cooper Industries plc and was then cancelled by Cooper Industries plc. Cooper Industries plc then issued approximately 167,000,000 ordinary shares having a par value of $0.01 each. All shares issued on completion of the Transaction were issued as fully paid up.
Pre-emption Rights, Share Warrants and Share Options
     Certain statutory pre-emption rights apply automatically in favor of Cooper Industries plc’s shareholders where shares in Cooper Industries plc are to be issued for cash. However, Cooper Industries plc has opted out of these pre-emption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, Cooper Industries plc’s articles of association provide that this opt-out must be so renewed. On a poll, a “special resolution” requires not less than 75% of the votes of the shares of Cooper Industries plc present in person or represented by proxy and entitled to vote at the meeting convened to consider the matter. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Cooper Industries plc pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

     The articles of association of Cooper Industries plc provide that the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. The board may issue shares upon exercise of warrants or options without shareholder approval or authorization.
     Cooper Industries plc is subject to the rules of the New York Stock Exchange that require shareholder approval of certain issuances.
Dividends
     Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Cooper Industries plc less accumulated realized losses of Cooper Industries plc. In addition, no distribution or dividend may be made unless the net assets of Cooper Industries plc are equal to, or in excess of, the aggregate of Cooper Industries plc’s called up share capital plus undistributable reserves and the distribution does not reduce Cooper Industries plc’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Cooper Industries plc’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Cooper Industries plc’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
     The determination as to whether or not Cooper Industries plc has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Cooper Industries plc. The “relevant accounts” are the last set of unconsolidated annual audited financial statements (except for the initial set of unconsolidated audited financial statements, which will be produced prior to the end of Cooper Industries plc’s first fiscal year and therefore will not be annual accounts) prepared in accordance with the Irish Companies Acts and any unaudited financial statements as are necessary to enable a reasonable judgment to be made as to the level of distributable reserves and which give a true and fair view of Cooper Industries plc’s unconsolidated financial position in accord with accepted accounting practice. The annual audited accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
     Although Cooper Industries plc did not have any distributable reserves immediately following the Transaction Time, we are taking steps to create such distributable reserves.
     The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the articles of association of Cooper Industries plc. Cooper Industries plc’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Cooper Industries plc without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.
     The directors of Cooper Industries plc may deduct from any dividend payable to any member all sums of money (if any) payable by such member to Cooper Industries plc in relation to the shares of Cooper Industries plc.
     The directors of Cooper Industries plc are also entitled to issue shares with preferred rights to participate in dividends declared by Cooper Industries plc. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.
     For information about the Irish tax issues relating to dividend payments, please see “Irish Tax Considerations” below.
Share Repurchases and Redemptions
     Overview
     Article 3(d)(i) of Cooper Industries plc’s articles of association provides that any share which Cooper Industries plc has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of shares by Cooper Industries plc will technically be effected as a redemption of those shares as described below under “— Share Repurchases and Redemptions — Repurchases and Redemptions by Cooper Industries plc.” If the articles of association of Cooper Industries plc did not contain Article 3(d)(i), repurchases by Cooper Industries plc would be subject to many of the same rules that apply to purchases of Cooper Industries plc shares by subsidiaries described below under “— Share Repurchases and Redemptions — Purchases by Subsidiaries of Cooper Industries plc,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this Current Report on Form 8-K to repurchasing or buying back shares of Cooper Industries plc, we are referring to the redemption of shares by Cooper Industries plc pursuant to Article 3(d)(i) of the articles of association or the purchase of shares of Cooper Industries plc by a subsidiary of Cooper Industries plc, in each case in accordance with the Cooper Industries plc articles of association and Irish company law as described below.
     Repurchases and Redemptions by Cooper Industries plc
     Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “— Dividends”) or the proceeds of a new issue of shares for that purpose. Although Cooper Industries plc did not have any distributable reserves immediately following the Transaction Time, we are taking steps to create such distributable reserves. The issue of redeemable shares may only be made by Cooper Industries plc where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Cooper Industries plc. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem Cooper Industries plc shares.

     The board of directors of Cooper Industries plc also is entitled to issue preferred shares which may be redeemed at the option of either Cooper Industries plc or the shareholder, or both, depending on the terms of such preferred shares. Please see “— Capitalization — Authorized Share Capital” above for additional information on redeemable shares.
     Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Cooper Industries plc at any time must not exceed 10% of the nominal value of the issued share capital of Cooper Industries plc. While Cooper Industries plc holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Cooper Industries plc or reissued subject to certain conditions.
     Purchases by Subsidiaries of Cooper Industries plc
     Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of Cooper Industries plc either on-market or off-market. A general authority of the shareholders of Cooper Industries plc is required to allow a subsidiary of Cooper Industries plc to make on-market purchases of Cooper Industries plc shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Cooper Industries plc shares is required. We expect that Cooper Industries plc will seek to renew such general authority, which must expire no later than 18 months after the date on which it was granted, at the first annual general meeting of Cooper Industries plc in 2010 and at subsequent annual general meetings. In order for a subsidiary of Cooper Industries plc to make an on-market purchase of Cooper Industries plc’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the shares of Cooper Industries plc became listed following the Transaction, is not currently specified as a recognized stock exchange for this purpose by Irish company law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add the NYSE to the list of recognized stock exchanges. For an off-market purchase by a subsidiary of Cooper Industries plc, the proposed purchase contract must be authorized by special resolution of the shareholders of Cooper Industries plc before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Cooper Industries plc.
     The number of shares held by the subsidiaries of Cooper Industries plc at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Cooper Industries plc. While a subsidiary holds shares of Cooper Industries plc, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Cooper Industries plc by a subsidiary must be funded out of distributable reserves of the subsidiary.
     Existing Share Repurchase Program
     On February 12, 2008, Cooper Industries, Ltd.’s board of directors authorized the repurchase of ten million common shares. On February 9, 2009, Cooper Industries, Ltd.’s board of directors increased the share repurchase authorization by ten million shares. Cooper Industries,

Ltd. has also previously announced that its board authorized the repurchase of shares issued from time to time under its equity compensation plans, matched savings plan and dividend reinvestment plan in order to offset the dilution that results from issuing shares under these plans. This existing share repurchase program was adopted by Cooper Industries plc as described below, and Cooper Industries plc may continue to repurchase shares under these authorizations from time to time. The decision whether to do so will be dependent on the favorability of market conditions, as well as potential cash requirements for acquisitions and debt repayments. As of August 31, 2009, 12,766,635 shares remained available under the existing share repurchase program plus the number of shares to be issued from time to time under equity compensation plans to offset the dilution that results from issuing shares under these plans.
     Prior to the consummation of the Transaction, (a) the board of directors of Cooper Industries plc authorized the repurchase of Cooper Industries plc shares by Cooper Industries plc and (b) Cooper Industries, Ltd. and its nominee shareholders of Cooper Industries plc authorized the purchase of Cooper Industries plc shares by subsidiaries of Cooper Industries plc, such that Cooper Industries plc and its subsidiaries are authorized to purchase shares in an aggregate amount approximately equal to the remaining authorization under the Cooper Industries, Ltd. share repurchase program as of the Transaction Time.
     As noted above, because repurchases of Cooper Industries plc shares by Cooper Industries plc will technically be effected as a redemption of those shares pursuant to Article 3(d) of the articles of association, such repurchases may be made whether or not the NYSE is a “recognized stock exchange,” and shareholder approval for such repurchases will not be required.
     However, because purchases of Cooper Industries plc shares by subsidiaries of Cooper Industries plc may be made only on a “recognized stock exchange” and only if the required shareholder approval has been obtained, the shareholder authorization for purchases by subsidiaries of Cooper Industries plc described above was made effective as of the later of (a) the Transaction Time (which has occurred) and (b) the date on which the NYSE becomes a recognized stock exchange for this purpose. This authorization will lapse 18 months after effectiveness or such earlier time as it is renewed by the shareholders. We expect that we would seek shareholder approval to renew this authorization at the first annual general meeting of Cooper Industries plc.
Bonus Shares
     Under Cooper Industries plc’s articles of association, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account of Cooper Industries plc for issuance and distribution to shareholders as fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.
Consolidation and Division; Subdivision
     Under its articles of association, Cooper Industries plc may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.
Reduction of Share Capital

     Cooper Industries plc may, by ordinary resolution, cancel any shares which, at the date of the passing of the resolution, are unissued or have not been taken or agreed to be taken by any person and reduce the amount of its authorized share capital by the amount of the shares so cancelled. Cooper Industries plc also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way.
General Meetings of Shareholders
     Cooper Industries plc is required to hold an annual general meeting within eighteen months of incorporation and at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Cooper Industries plc’s fiscal year-end. The first annual general meeting of Cooper Industries plc may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the fifteen-month requirement described in this paragraph, Cooper Industries plc’s articles of association include a provision reflecting this requirement of Irish law.
     Extraordinary general meetings of Cooper Industries plc may be convened by the Chairman of the board of directors, the board of directors, or on requisition of the shareholders holding not less than 10% of the paid up share capital of Cooper Industries plc carrying voting rights. In limited circumstances, Cooper Industries plc’s auditors can require the board of directors to convene extraordinary general meetings of Cooper Industries plc. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Cooper Industries plc as may be required from time to time.
     Notice of a general meeting must be given to all shareholders of Cooper Industries plc and to the auditors of Cooper Industries plc. The articles of association of Cooper Industries plc provide that the maximum notice period is 60 days. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of the auditors of Cooper Industries plc and all of the shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, Cooper Industries plc’s articles of association include provisions reflecting these requirements of Irish law.
     In the case of an extraordinary general meeting convened on requisition of the shareholders of Cooper Industries plc, the proposed purpose of the meeting must be set out in the requisition notice, which may contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Cooper Industries plc’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of the requisitioning shareholders, may themselves convene a meeting, which meeting must be held within three months of the receipt by the board of directors of the requisition notice.

     The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.
     If the directors become aware that the net assets of Cooper Industries plc are half or less of the amount of Cooper Industries plc’s called-up share capital, the directors of Cooper Industries plc must convene an extraordinary general meeting of Cooper Industries plc’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.
Voting
     Where a poll is demanded at a general meeting, every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in Cooper Industries plc’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Cooper Industries plc’s articles of association. The articles of association of Cooper Industries plc permit the appointment of proxies by the shareholders to be notified to Cooper Industries plc electronically.
     Cooper Industries plc’s articles of association provide that all resolutions shall be decided by a show of hands unless a poll is demanded by: the chairman; at least three shareholders present in person or represented by proxy; any shareholder or shareholders present in person or proxy and holding between them not less than 10% of the total voting rights of all the members having the right to vote at such meeting; or a shareholder or shareholders present in person or represented by proxy holding shares in the company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such shares conferring such right. Each Cooper Industries plc ordinary shareholder of record as of the record date has one vote at a general meeting on a show of hands.
     In accordance with the articles of association of Cooper Industries plc, the directors of Cooper Industries plc may from time to time cause Cooper Industries plc to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares.
     Treasury shares will not be entitled to vote at general meetings of shareholders.
     Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:
•	Amending the objects or memorandum of association of Cooper Industries plc;

•	Amending the articles of association of Cooper Industries plc;

•	Approving the change of name of Cooper Industries plc;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	Opting out of pre-emption rights on the issuance of new shares;

•	Re-registration of Cooper Industries plc from a public limited company as a private company;

•	Variation of class rights attaching to classes of shares;

•	Purchase of own shares off-market;

•	The reduction of share capital;

•	Resolving that Cooper Industries plc be wound up by the Irish courts;

•	Resolving in favor of a shareholders’ voluntary winding-up;

•	Re-designation of shares into different share classes; and

•	Setting the re-issue price of treasury shares.
     A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% of the shareholders present and voting, whether in person or by proxy.
Variation of Class Rights Attaching to Shares
     Variation of all or any special rights attached to any class of shares of Cooper Industries plc is addressed in the articles of association of Cooper Industries plc as well as the Irish Companies Acts. Any variation of class rights attaching to the issued shares of Cooper Industries plc must be approved in writing by holders of three quarters (3/4) of the issued shares in that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.
Quorum for General Meetings
     The holders of shares entitling them to exercise a majority of the voting power of Cooper Industries plc on the relevant record date shall constitute a quorum to hold a general meeting of the shareholders. No business may take place at a general meeting of Cooper Industries plc if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the articles of association of Cooper Industries plc. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals to be voted upon by shareholders.
Inspection of Books and Records

     Under Irish law, shareholders have the right to: (a) receive a copy of the memorandum and articles of association of Cooper Industries plc and any act of the Irish Government which alters the memorandum of association of Cooper Industries plc; (b) inspect and obtain copies of the minutes of general meetings and resolutions of Cooper Industries plc; (c) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Cooper Industries plc; (d) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (e) receive balance sheets of a subsidiary company of Cooper Industries plc which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Cooper Industries plc also have the right to inspect all books, records and vouchers of Cooper Industries plc. If required by law, as currently is the case, the auditors’ report must be circulated to the shareholders with copies of the balance sheet and directors’ report 21 days before the annual general meeting and must be read to the shareholders at Cooper Industries plc’s annual general meeting.
Acquisitions and Appraisal Rights
     There are a number of mechanisms for acquiring an Irish public limited company, including:
(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% of the shareholders present and voting, whether in person or by proxy;

(b)	through a tender offer by a third party for all of the shares of Cooper Industries plc. Where the holders of 80% or more of Cooper Industries plc’s ordinary shares have accepted an offer for their shares in Cooper Industries plc, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Cooper Industries plc were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“E.U.”), this threshold would be increased to 90%; and

(c)	it is also possible for Cooper Industries plc to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If Cooper Industries plc is being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2005/56 and the consideration payable to Cooper Industries plc’s shareholders is not all in the form of cash, Cooper Industries plc’s shareholders may be entitled to require their shares to be acquired at fair value.
     Under Irish law, there is no general requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.

Disclosure of Interests in Shares
     Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of Cooper Industries plc must therefore make such a notification to Cooper Industries plc if as a result of a transaction the shareholder will be interested in 5% or more of the shares of Cooper Industries plc; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of Cooper Industries plc ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of Cooper Industries plc, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Cooper Industries plc. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of Cooper Industries plc’s share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to Cooper Industries plc within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in Cooper Industries plc concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.
     In addition to the above disclosure requirement, Cooper Industries plc, under the Irish Companies Acts, may by notice in writing require a person whom Cooper Industries plc knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Cooper Industries plc’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the shares of Cooper Industries plc, to give such further information as may be required by Cooper Industries plc including particulars of such person’s own past or present interests in shares of Cooper Industries plc. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.
     Where such a notice is served by Cooper Industries plc on a person who is or was interested in shares of Cooper Industries plc and that person fails to give Cooper Industries plc any information required within the reasonable time specified, Cooper Industries plc may apply to court for an order directing that the affected shares be subject to certain restrictions.
     Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:
(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from Cooper Industries plc on those shares, whether in respect of capital or otherwise.
     Where the shares in Cooper Industries plc are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.
Anti-Takeover Provisions
     Business Combinations with Related Persons
     Cooper Industries plc’s articles of association include a provision according to which the affirmative vote of the holders of not less than 80% of the voting power of Cooper Industries plc on the relevant record date is required for the approval or authorization of any “Business Combination” with a “Related Person”; provided, however, that the 80% voting requirement is not applicable if:
(a)	Cooper Industries plc’s “Continuing Directors” by a two-thirds (2/3) vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding ordinary shares of Cooper Industries plc that caused the Related Person involved in the Business Combination to become a Related Person; or

(b)	If the following conditions are satisfied:
(i)	The aggregate amount of the cash and the fair market value of the property, securities or other consideration to be received in the Business Combination by holders of the ordinary shares of Cooper Industries plc, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” (with appropriate adjustments for recapitalizations, reclassifications, share consolidations and divisions and dividends in specie) paid by the Related Person in acquiring any of its holdings of Cooper Industries plc’s ordinary shares, all as determined by two-thirds (2/3) of the Continuing Directors; and

(ii)	A proxy statement complying with the requirements of the Exchange Act shall have been mailed at least thirty (30) days prior to any vote on the Business Combination, to all shareholders of Cooper Industries plc for the purpose of soliciting shareholder approval of the Business Combination.
     A “Business Combination” is generally defined as a merger, sale or other disposition of all or a substantial part of the assets of Cooper Industries plc or of a Related Person, and the issuance or transfer by Cooper Industries plc of any of its securities to a Related Person, among other transactions. A “Related Person” is generally defined as a person who, together with affiliates and associates, owns, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, in the aggregate 20% or more of the outstanding ordinary shares of Cooper Industries plc. A “Continuing Director” is generally defined as someone who either (a) was a member of the board of directors of Cooper Industries plc immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, or (b) was designated (before his or her initial election as director) as a Continuing Director by two-thirds (2/3) of the then Continuing Directors.
     Shareholder Rights Plans and Share Issuances
     Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. As discussed above under the heading “Second Amended and Restated Rights Agreement” in Item 1.01 of this Current Report on Form 8-K, in connection with the Transaction, Cooper Industries plc entered into the Second Amended and Restated Rights Agreement.
     Subject to Cooper Industries plc’s articles of association, Irish law and the Irish Takeover Rules described below, the board also has power to issue any authorized and unissued shares of Cooper Industries plc, and, in the case of preferred shares, on such terms and conditions as it may determine (as described above under “— Capitalization — Authorized Share Capital”) and any such action should be taken in the best interests of Cooper Industries plc. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.
     Irish Takeover Rules and Substantial Acquisition Rules
     A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Cooper Industries plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
     General Principles
     The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:
•	in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;
•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•	the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•	a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.
     Mandatory Bid
     If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Cooper Industries plc, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Cooper Industries plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.
     Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
     A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire ordinary shares of Cooper Industries plc within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Cooper Industries plc ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.
     If the bidder or any of its concert parties has acquired ordinary shares of Cooper Industries plc (a) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Cooper Industries plc or (b) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per Cooper Industries plc ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (a), the period of 12 months prior to the commencement of the offer period and, in the case of (b), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of Cooper Industries plc in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.
     An offer period will generally commence from the date of the first announcement of the offer or proposed offer.
     Substantial Acquisition Rules
     The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person, together with any concert parties, may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Cooper Industries plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Cooper Industries plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer, together with any concert parties, holding 15% or more but less than 30% of the voting rights of Cooper Industries plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
     Frustrating Action
     Under the Irish Takeover Rules, the board of directors of Cooper Industries plc is not permitted to take any action which might frustrate an offer for the shares of Cooper Industries plc once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (a) the issue of shares, options or convertible securities, (b) material disposals, (c) entering into contracts other than in the ordinary course of business or (d) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:
(a)	the action is approved by the offeree at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:
(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;
(ii)	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.
     For other provisions that could be considered to have an anti-takeover effect, please see above at “— Pre-emption Rights, Share Warrants and Share Options” and “— Disclosure of Interests in Shares,” in addition to “— Corporate Governance,” “— Election of Directors,” “— Vacancies on Board of Directors,” “— Removal of Directors,” “— Shareholder Consent to Action Without Meeting,” “— Director Nominations; Proposals of Shareholders” and “— Amendment of Governing Documents” below.
Corporate Governance
     The articles of association of Cooper Industries plc delegate authority over the management of Cooper Industries plc to the board of directors. The board of directors may delegate management of Cooper Industries plc to committees of the board, executives or to a management team, but regardless, the directors remain responsible, as a matter of Irish law, for the proper management of the affairs of Cooper Industries plc. In connection with the Transaction, Cooper Industries plc replicated the committees that previously were in place for Cooper Industries, Ltd., which include an Audit Committee, a Management Development & Compensation Committee, a Committee on Nominations and Corporate Governance, and an Executive Committee. In addition, Cooper Industries plc adopted Cooper Industries, Ltd.’s corporate governance principles.
Legal Name; Formation; Fiscal Year; Registered Office
     The legal name of Cooper Industries plc is Cooper Industries public limited company. Cooper Industries plc was incorporated in Ireland as a public limited company on June 4, 2009 with company registration number 471954. Cooper Industries plc’s fiscal year ends on December 31 and Cooper Industries plc’s registered address is 5 Fitzwilliam Square, Dublin 2, Ireland.
Duration; Dissolution; Rights upon Liquidation
     Cooper Industries plc’s duration is unlimited. Cooper Industries plc may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the votes of the shareholders of Cooper Industries plc cast at a general meeting is required. Cooper Industries plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Cooper Industries plc has failed to file certain returns.
     The rights of the shareholders to a return of Cooper Industries plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Cooper Industries plc’s articles of association or the terms of any preferred shares issued by the directors of Cooper Industries plc from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Cooper Industries plc. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Cooper Industries plc’s articles provide that the preferred shares may be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Cooper Industries plc, as the directors will fix at the time of issuance.
Uncertificated Shares
     Holders of ordinary shares of Cooper Industries plc do not have the right to require Cooper Industries plc to issue certificates for their shares. Cooper Industries plc will only issue uncertificated ordinary shares, but retains the right to issue certificates at its sole discretion.
Stock Exchange Listing
     Immediately following the Transaction Time, the Cooper Industries plc ordinary shares became listed on the NYSE under the symbol “CBE,” the same symbol under which the Class A common shares of Cooper Industries, Ltd. previously were listed. We do not plan to be listed on the Irish Stock Exchange at the present time.
No Sinking Fund
     The shares have no sinking fund provisions.
No Liability for Further Calls or Assessments
     The shares issued in the Transaction were duly and validly issued and fully paid.
Transfer and Registration of Shares
     Cooper Industries plc’s share register is maintained by its transfer agent. Registration in this share register is determinative of membership in Cooper Industries plc. A shareholder of Cooper Industries plc who holds shares beneficially is not the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee will not be registered in Cooper Industries plc’s share register, as the depository or other nominee will remain the record holder of such shares.
     A duly stamped written instrument of transfer is required under Irish law in order to register on Cooper Industries plc’s official share register any transfer of shares (a) from a person who holds such shares directly to any other person, (b) from a person who holds such shares beneficially to a person who holds such shares directly, or (c) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty. Where such stamp duty arises, it must be paid in order to have the instrument of transfer duly stamped prior to registration of the transfer on Cooper Industries plc’s official Irish share register. A person wishing to acquire shares directly may need to purchase the shares through a broker account and then transfer such shares into his or her own name.

     We currently intend to pay (or cause one of our subsidiaries to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially through brokers who in turn hold those shares through DTC. In other cases Cooper Industries plc may, in its absolute discretion, pay (or cause one of its subsidiaries to pay) any stamp duty. Cooper Industries plc’s articles of association provide that, in the event of any such payment, Cooper Industries plc (a) may seek reimbursement from the buyer or seller, at its discretion, (b) may set-off the stamp duty against any dividends payable to the buyer or seller, at its discretion, of those shares and (c) may claim a first and permanent lien on the Cooper Industries plc shares on which stamp duty has been paid by Cooper Industries plc or its subsidiary for the amount of stamp duty paid. Cooper Industries plc’s lien shall extend to all dividends paid on those shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Cooper Industries plc shares has been paid unless one or both of such parties is otherwise notified by Cooper Industries plc. Alternatively, Cooper Industries plc’s articles of association provide that the board may implement a mechanism in respect of the sale of shares either by or to a shareholder who holds them directly, so that the sale is effected by way of a redemption of the shares of the seller that are the subject of the sale and a new issue of an equal number of shares to the buyer.
     Cooper Industries plc’s articles of association delegate to Cooper Industries plc’s Secretary or Assistant Secretary the authority to execute an instrument of transfer on behalf of a transferring party. In order to help ensure that the official share register is regularly updated to reflect trading of Cooper Industries plc shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Cooper Industries plc for this purpose) or request that Cooper Industries plc execute an instrument of transfer on behalf of the transferring party in a form determined by Cooper Industries plc. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Cooper Industries plc’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on Cooper Industries plc’s official Irish share register (subject to the matters described below).
     The board of directors of Cooper Industries plc may decline to recognize any instrument of transfer unless the instrument of transfer is in respect of one class of share only.
     The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.
Election of Directors
      The Irish Companies Acts provide for a minimum of two directors. Cooper Industries plc’s articles of association provide for a minimum of seven directors and a maximum of thirteen. The directors are divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire board. The initial division of the board into classes was the same as the classes for the directors of Cooper Industries, Ltd. immediately prior to the completion of the Transaction. The term of the initial Class I directors shall terminate on the date of the 2010 annual general meeting; the term of the initial Class II directors shall terminate on the date of the 2011 annual general meeting; and the term of the initial Class III directors shall terminate on the date of the 2012 annual general meeting. At each annual general meeting of members beginning in 2010, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual general meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the minimum prescribed by the articles due to the failure of nominees to be elected. Accordingly, Cooper Industries plc’s articles of association provide that if, at any general meeting of shareholders, the number of directors is reduced below the minimum prescribed by the articles of association due to the failure of any persons nominated to be directors to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election shall be elected in order to maintain such prescribed minimum number of directors and each such director shall remain a director (subject to the provisions of the Irish Companies Acts and the articles) only until the conclusion of the next annual general meeting of Cooper Industries plc unless such director is elected by the shareholders during such meeting.
Vacancies on Board of Directors
     Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy may be filled by decision of a majority of the board then in office, provided that a quorum is present.
     Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to Irish law and the articles of association, during any vacancy in the board of directors, the remaining directors shall have full power to act as the board of directors of Cooper Industries plc.
Removal of Directors
     The Irish Companies Acts provide that notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution remove a director from office before the expiration of his or her term. Because of this provision of the Irish Companies Acts, the articles of association of Cooper Industries plc provide that Cooper Industries plc may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any agreement between Cooper Industries plc and the removed director.
Board and Committee Composition; Management
     The articles of association of Cooper Industries plc provide that the board of directors at any time may elect from its number an executive committee and other committees, each of which shall consist of not less than three directors. Each member of each such committee shall hold office at the pleasure of the board and may be removed by the board at any time with or without cause. Vacancies occurring in the committees may be filled by the board. Except as the executive committee’s powers and duties may be limited or otherwise prescribed by the board, the executive committee, during the intervals between the meetings of the board, shall possess and may exercise all of the powers of the board in the management and control of the business and property of Cooper Industries plc; and other committees shall have such powers of the board as shall be from time to time delegated to them by the board; provided, however, that no committee shall be empowered to elect directors to fill vacancies among the directors or on any committee of the directors.
Duties of the Board of Directors
     The directors of Cooper Industries plc have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of Cooper Industries plc (although directors who also serve as employees have additional responsibilities and duties arising under their employment arrangements and are expected to exercise a greater degree of skill and diligence than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on the business of Cooper Industries plc while insolvent, without due regard to the interests of creditors). For public limited companies like Cooper Industries plc, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.
Indemnification of Directors and Officers; Insurance
     Cooper Industries plc’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of Cooper Industries plc. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.
     In addition, Cooper Industries plc’s articles of association provide that Cooper Industries plc shall indemnify any current or former executive of Cooper Industries plc (excluding any directors or Secretary) or any person who is serving or has served at the request of Cooper Industries plc as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Cooper Industries plc, to which he or she was, is, or is threatened to be made a party by reason of the fact that he or she is or was such a director, executive or trustee, provided always that such indemnity shall not extend to any matter which would render it void pursuant to the Irish Companies Acts. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Cooper Industries plc, Cooper Industries plc shall indemnify each such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to Cooper Industries plc unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
     The directors of Cooper Industries plc may on a case-by-case basis decide at their discretion that it is in the best interest of Cooper Industries plc to indemnify an individual director from any liability arising from his or her position as a director of Cooper Industries plc. However, this discretion must be exercised bona fide in the best interests of Cooper Industries plc as a whole.
     Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. Cooper Industries plc has purchased and maintains a directors’ and officers’ liability policy.
     In connection with the Transaction, Cooper Industries, Ltd. and Cooper Industries plc are entering into the Director and Secretary indemnification agreements with each of the directors and the Secretary of Cooper Industries plc, and Cooper Industries, Ltd. and Cooper Industries plc are entering into the Officer indemnification agreements with each of the executives of Cooper Industries plc (other than the directors and the Secretary). The information under the heading “Indemnification Agreements” in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 8.01 by reference.
Limitation on Director Liability
     Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.
Conflicts of Interest
     As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Directors who have a personal interest in a proposed transaction or arrangement with Cooper Industries plc are required to declare the nature of their interest, whether direct or indirect, at a meeting of the directors of Cooper Industries plc. Cooper Industries plc is required to maintain a register of such declared interests which must be available for inspection by the shareholders. Although Irish law and Cooper Industries plc’s articles of association would not prohibit such director from participating in any vote in relation to such proposed transaction or arrangement following such disclosure, he or she would be prohibited from doing so pursuant to the policy on conflicts of interest that Cooper Industries plc adopted in connection with the Transaction. The fiduciary duty of a director to avoid conflicts of interest also extends to not making personal profit from opportunities that result from directorship.
Shareholders’ Suits
     In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Cooper Industries plc. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against Cooper Industries plc would otherwise go un-redressed.
     The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that the company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:
•	Where an ultra vires or illegal act is perpetrated.

•	Where more than a bare majority is required to ratify the “wrong” complained of.

•	Where the shareholders’ personal rights are infringed.

•	Where a fraud has been perpetrated upon a minority by those in control.

•	Where the justice of the case requires a minority to be permitted to institute proceedings.
     The shareholders of Cooper Industries plc may also bring proceedings against Cooper Industries plc where the affairs of Cooper Industries plc are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct which is burdensome, harsh or wrong. The conduct must relate to the internal management of Cooper Industries plc. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Shareholder Consent to Action Without Meeting
     The Irish Companies Acts provide that shareholders may approve a resolution without a meeting if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Cooper Industries plc’s articles of association provide shareholders with the right to take action by unanimous written consent as permitted by Irish law.
Record Dates for Shareholder Meetings
     Cooper Industries plc’s articles of association provide for the board to fix a record date for the purpose of determining the shareholders entitled to: (a) notice of and/or to vote at any general meeting of Cooper Industries plc or any adjournment or postponement thereof; (b) consent to corporate action in writing without a general meeting of the company; (c) receive payment of any dividend or other distribution or allotment of rights; (d) exercise any rights in respect of any change, conversion or exchange of shares; or (e) for the purpose of any other action permitted by law. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of the business day on which the board adopts the resolution relating thereto.
Director Nominations; Proposals of Shareholders
     Cooper Industries plc’s articles of association provide that at any annual general meeting, only such business shall be conducted as shall have been properly brought before the meeting: by or at the direction of the board of directors; or by any shareholder who complies with the procedures set forth in Cooper Industries plc’s articles of association. For business to be properly brought before an annual general meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to Cooper Industries plc’s Secretary and satisfied the requirements under applicable rules promulgated by the SEC or the NYSE or any other exchange on which the Cooper Industries plc’s securities are traded.
     To be timely for consideration at the annual general meeting, a shareholder’s notice must be received by the Secretary of Cooper Industries plc not less than 45 calendar days, or such greater length of time as permitted by appropriate rules of the SEC, in advance of the anniversary of the date that Cooper Industries plc’s proxy statement was released to shareholders in connection with the previous year’s annual general meeting (or no later than January 27, 2010 with respect to the 2010 annual general meeting).
     To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual general meeting: (a) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (b) the name and record address of such shareholder, (c) the class or series and number of shares of Cooper Industries plc which are owned beneficially or of record by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, and (e) a representation that such shareholder intends to appear in person or by proxy at the annual general meeting to bring such business before the meeting. To be in proper written form, a shareholder’s notice to the Secretary regarding nomination of any person for election to the board of directors must also set forth as to each person whom the shareholder proposes to nominate for election as a director: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of Cooper Industries plc which are owned beneficially or of record by the person, and (d) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
     The articles of association of Cooper Industries plc provide that, except as provided by law, at an extraordinary general meeting, only such business shall be conducted as shall have been specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board. In addition, the Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “—General Meetings of Shareholders.”
Adjournment of Shareholder Meetings
     Cooper Industries plc’s articles of association provide that at any meeting duly called at which a quorum is present, the holders of a majority of the voting shares represented thereat may adjourn such meeting from time to time without notice other than by announcement of the chairman of the meeting. Cooper Industries plc’s articles of association also provide that any meeting duly called at which a quorum is not present shall be adjourned and Cooper Industries plc shall provide a valid notice in the event that such meeting is to be reconvened.
Amendment of Governing Documents
     Irish companies may only alter their memorandum and articles of association by at least the passing of a special resolution. In general the articles of association would typically be altered, changed, or amended, or superseded by new articles, in whole or in part, on the recommendation of the board of directors, and would be subject to approval by special resolution of shareholders at an annual or extraordinary general meeting called for such purpose or without a meeting by the written consent of all of the holders of record of shares of Cooper Industries plc. The affirmative vote of the holders of at least 80% of Cooper Industries plc’s voting power on the relevant record date shall be required to alter, amend or repeal certain provisions of the articles of association, including those governing the number, election and term of directors. An 80% shareholder vote also generally is required to amend, change or repeal the articles described above under “—Anti-Takeover Provisions—Business Combinations with Related Persons,” unless two-thirds (2/3) of the Continuing Directors recommend such amendment, change or repeal to shareholders, in which case a special resolution of shareholders of Cooper Industries plc on the relevant record date shall be required.

Enforcement of Civil Liabilities Against Foreign Persons
     Cooper Industries plc has been advised by its Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:
•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.
     An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.
IRISH TAX CONSIDERATIONS
Scope of Discussion
     The following is a general summary of the main Irish tax considerations applicable to certain investors who are the beneficial owners of Cooper Industries plc shares. It is based on existing Irish law and practices in effect on the date of this Current Report on Form 8-K and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.
     The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to Cooper Industries plc shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their Cooper Industries plc shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland, or other relevant jurisdictions, of the acquisition, ownership and disposition of the Cooper Industries plc shares.
Withholding Tax on Dividends
     Distributions made by Cooper Industries plc are generally subject to dividend withholding tax (“DWT”) at the standard rate of income tax (currently 20 percent) unless one of the exemptions described below applies, which we believe will be the case for the majority of shareholders. For DWT purposes, a dividend includes any distribution made by Cooper Industries plc to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. Cooper Industries plc is responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

     When we refer in this discussion of withholding tax to shares held “beneficially” through “brokers,” we are specifically referring to shares held beneficially through brokers who in turn hold those shares through DTC. Shareholders who hold shares beneficially through brokers who do not hold those shares through DTC should consult their own tax advisors.
     Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from Cooper Industries plc if the shareholder is:
•	an individual shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

•	a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•	a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75 percent parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•	a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker at least 7 business days (and the relevant information is further transmitted to Cooper Industries plc’s qualifying intermediary) before the record date for the dividend (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly).
     Cooper Industries plc has an agreement in place with The Bank of New York Mellon (“BNYM”) (which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary”) which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC, as described below. The agreement generally provides for certain arrangements relating to cash distributions in respect of those shares of Cooper Industries plc (the “Deposited Securities”) that are held through DTC. The agreement provides that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities, after Cooper Industries plc delivers or causes to be delivered to the qualifying intermediary the cash to be distributed. The agreement was initially entered into by Cooper

Industries, Ltd. and BNYM on March 12, 2009; however, in connection with consummation of the Transaction, Cooper Industries, Ltd. will be assigning its rights under the agreement to Cooper Industries plc and Cooper Industries plc will be assuming Cooper Industries, Ltd.’s obligations under the agreement.
     Cooper Industries plc will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required Irish dividend withholding tax forms, as described below. Shareholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT. Links to the various Irish Revenue forms are available at http://www.revenue.ie/en/tax/dwt/forms/index.html.
     The list of “relevant territories” as defined for the purposes of DWT is set forth below:
Relevant Territories

1.	Australia	24.	Korea	47.	The Republic of Turkey
2.	Austria	25.	Latvia	48.	United Kingdom
3.	Belgium	26.	Lithuania	49.	United States
4.	Bulgaria	27.	Luxembourg	50.	Vietnam
5.	Canada	28.	Macedonia	51.	Zambia
6.	Chile	29.	Malaysia
7.	China	30.	Malta
8.	Croatia	31.	Mexico
9.	Cyprus	32.	Moldova
10.	Czech Republic	33.	Netherlands
11.	Denmark	34.	New Zealand
12.	Estonia	35.	Norway
13.	Finland	36.	Pakistan
14.	France	37.	Poland
15.	Georgia	38.	Portugal
16.	Germany	39.	Romania
17.	Greece	40.	Russia
18.	Hungary	41.	Slovak Republic
19.	Iceland	42.	Slovenia
20.	India	43.	South Africa
21.	Israel	44.	Spain
22.	Italy	45.	Sweden
23.	Japan	46.	Switzerland
Shares Held by U.S. Resident Shareholders
     Dividends paid on Cooper Industries plc shares that are owned by residents of the U.S. and held beneficially will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the U.S. Cooper Industries plc strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary).
     Dividends paid on Cooper Industries plc shares that are owned by residents of the U.S. and held directly will not be subject to DWT provided that the shareholder has provided a valid Form W-9 showing a U.S. address or a valid U.S. taxpayer identification number to Cooper Industries plc’s transfer agent. Cooper Industries plc strongly recommends that shareholders who are residents of the U.S. and hold shares directly ensure that an appropriate Form W-9 or taxpayer identification number has been provided to Cooper Industries plc’s transfer agent. If you currently have amounts withheld from your dividend payments, we recommend that you contact our transfer agent to confirm whether a validly executed Form W-9 is on file.
     If any shareholder who is resident in the U.S. receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.
Shares Held by Residents of “Relevant Territories” Other Than the U.S.
     Shareholders who are residents of “relevant territories” other than the U.S. who held any Cooper Industries, Ltd. shares on January 1, 2009, generally will receive dividends in 2009 without any DWT. For shares held beneficially, dividends will be paid in 2009 without any DWT if the address of the relevant shareholder in his or her broker’s records is in a “relevant territory” other than the U.S. Cooper Industries plc strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary). For shares held directly, dividends will be paid in 2009 without any DWT if the shareholder has provided a valid U.S. tax form showing an address in a “relevant territory” other than the U.S. to Cooper Industries plc’s transfer agent. Cooper Industries plc strongly recommends that such shareholders ensure that the appropriate tax form has been provided to Cooper Industries plc’s transfer agent.
     Shareholders who are residents of “relevant territories” other than the U.S. who acquired all their Cooper Industries, Ltd. shares after January 1, 2009 or who acquire all their Cooper Industries plc shares after consummation of the Transaction must complete the appropriate Irish dividend withholding tax forms in order to receive their dividends without DWT. Such shareholders must provide the appropriate Irish dividend withholding tax forms to their brokers at least 7 business days (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary) before the record date for the first dividend payment to which they are entitled (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Cooper Industries plc strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or Cooper Industries plc’s transfer agent, as the case may be, as soon as possible after acquiring their shares.
     In addition, all shareholders who are residents of “relevant territories” other than the U.S. (regardless of when such shareholders acquired their shares) must complete the appropriate Irish dividend withholding tax forms in order to receive their dividends in 2010 and later years without DWT. Such shareholders must provide the appropriate Irish forms to their brokers at least 7 business days (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary) before the record date for the first dividend paid in 2010 (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Cooper Industries plc strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or Cooper Industries plc’s transfer agent, as the case may be, as soon as possible.
     If any shareholder who is resident in a “relevant territory” receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.
     Please note that this exemption from DWT does not apply to a shareholder (other than a body corporate) that is resident or ordinarily resident in Ireland or to a body corporate that is under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland.
     However, it may be possible for such a shareholder to rely on a double tax treaty to limit the applicable DWT. Shareholders should consult their own tax advisor if they believe they may be subject to DWT.
Shares Held by Residents of Ireland
     Most Irish tax resident or ordinarily resident shareholders will be subject to DWT in respect of dividend payments on their Cooper Industries plc shares.
     Shareholders who are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate Irish forms and provide them to their brokers at least 7 business days (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisor.
Shares Held by Other Persons
     Cooper Industries plc shareholders who do not reside in “relevant territories” or in Ireland will be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish dividend withholding tax form to his or her broker at least 7 business days (so that such broker can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Cooper Industries plc strongly recommends that such shareholders to whom an exemption applies complete the appropriate Irish forms and provide them to their brokers or Cooper Industries plc’s transfer agent, as the case may be, as soon as possible.
     If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.
Income Tax on Dividends Paid on Cooper Industries plc Shares
     A shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT, generally has no liability for Irish income tax or the income and health levies on a dividend from Cooper Industries plc unless he or she holds his or her Cooper Industries plc shares through a branch or agency in Ireland through which a trade is carried on. Shareholders who are neither resident nor ordinarily resident in Ireland and who are not entitled to an exemption from DWT generally have no additional Irish income tax liability or a liability to the income or health levy unless the shareholder holds Cooper Industries plc shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by Cooper Industries plc discharges such liability to Irish income tax provided that the shareholder furnishes a statement of DWT imposed to the Irish Revenue.
     A shareholder who is a resident of a “relevant territory” or is otherwise exempt from DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless the shareholder holds Cooper Industries plc shares through a branch or agency in Ireland through which a trade is carried on.
     Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or levies on dividends received from Cooper Industries plc. Such shareholders should consult their own tax advisor.
Capital Acquisitions Tax
     Irish capital acquisitions tax (“CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of Cooper Industries plc ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Cooper Industries plc ordinary shares are regarded as property situated in Ireland as the share register of Cooper Industries plc must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.
     CAT is levied at a rate of 25 percent above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT.
Stamp Duty
     When we refer in this discussion of stamp duty to shares held “beneficially” through “brokers,” we are specifically referring to shares held beneficially through brokers who in turn hold those shares through DTC. Shareholders who hold shares beneficially through brokers who do not hold those shares through DTC should consult their own tax advisors.
     A transfer of Cooper Industries plc shares from a seller who holds shares beneficially to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty.
     A transfer of Cooper Industries plc shares by a seller who holds shares directly to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher). Stamp duty is a liability of the buyer or transferee. A shareholder who holds Cooper Industries plc shares directly may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. In order to benefit from this exemption from stamp duty, the shareholder must confirm to Cooper Industries plc that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. A person wishing to acquire shares directly may need to purchase the shares through a broker account and then transfer such shares into his or her own name.
     Because of the potential Irish stamp duty on transfers of Cooper Industries plc shares, Cooper Industries plc strongly recommends that any person who wishes to acquire Cooper Industries plc shares acquire such shares beneficially through a broker.
     We currently intend to pay (or cause one of our subsidiaries to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially. In other cases Cooper Industries plc may, in its absolute discretion, pay (or cause one of its subsidiaries to pay) any stamp duty. Cooper Industries plc’s articles of association provide that, in the event of any such payment, Cooper Industries plc (a) may seek reimbursement from the buyer or seller, at its discretion, (b) may set-off the stamp duty against any dividends payable to the buyer or seller, at its discretion, of those shares and (c) may claim a first and permanent lien on the Cooper Industries plc shares on which stamp duty has been paid by Cooper Industries plc or its subsidiary for the amount of stamp duty paid. Cooper Industries plc’s lien shall extend to all dividends paid on those shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Cooper Industries plc shares has been paid unless one or both of such parties is otherwise notified by Cooper Industries plc.
Item 9.01. Financial Statements and Exhibits.
     For the list of exhibits, see the Exhibit Index to this Current Report on Form 8-K, which is incorporated into this Item 9.01 by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Cooper Industries plc has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER INDUSTRIES PLC
By:	/s/ Terrance V. Helz
Terrance V. Helz
Associate General Counsel and Secretary

Date: September 9, 2009

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Memorandum and Articles of Association of Cooper Industries plc

3.2	Certificate of Incorporation of Cooper Industries plc

4.1	Second Amended and Restated Rights Agreement, dated September 8, 2009, by and among Cooper Industries plc, Cooper Industries, Ltd. and Computershare Trust Company, N.A., as Rights Agent

4.2	Fifth Supplemental Indenture, dated as of September 8, 2009, by and among Cooper Industries, LLC, Cooper Industries, Ltd., Cooper Industries plc and The Bank of New York Mellon Trust Company, N.A., as Trustee

4.3	First Supplemental Indenture, dated as of September 8, 2009, by and among Cooper US, Inc., the Guarantors (as defined therein), Cooper Industries plc and The Bank of New York Mellon Trust Company, N.A., as Trustee

4.4	Third Supplemental Indenture, dated as of September 8, 2009, by and among Cooper US, Inc., the Guarantors (as defined therein), Cooper Industries plc and Deutsche Bank Trust Company Americas, as Trustee

10.1	Form of Indemnification Agreement for directors and Secretary of Cooper Industries plc

10.2	Form of Indemnification Agreement for officers of Cooper Industries plc

10.3	Amended and Restated Cooper Industries plc Directors’ Stock Plan

10.4	Cooper Industries plc Amended and Restated Directors’ Retainer Fee Stock Plan

10.5	Cooper Industries Amended and Restated Management Annual Incentive Plan

10.6	First Amendment to Cooper Industries Amended and Restated Management Annual Incentive Plan

10.7	Cooper Industries plc Amended and Restated Stock Incentive Plan

10.8	Deed Poll of Assumption relating to Amended and Restated Cooper Industries plc Directors’ Stock Plan, dated September 8, 2009

10.9	Deed Poll of Assumption relating to Cooper Industries plc Amended and Restated Directors’ Retainer Fee Stock Plan, dated September 8, 2009

10.10	Deed Poll of Assumption relating to Cooper Industries Amended and Restated Management Annual Incentive Plan, dated September 8, 2009

10.11	Deed Poll of Assumption relating to Cooper Industries plc Amended and Restated Stock Incentive Plan, dated September 8, 2009

99.1	Press Release, dated September 9, 2009

99.2	“Description of Cooper Industries plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” (Incorporated by reference to the

Exhibit
Number	Description

sections so entitled of Cooper Industries, Ltd.’s Proxy Statement on Schedule 14A filed on July 16, 2009)